EXHIBIT 10.1

PORCH RISK MANAGEMENT SERVICES LLC
AMENDED AND RESTATED
ATTORNEY-IN-FACT AGREEMENT
This Amended and Restated Attorney-in-Fact Agreement (this "Agreement") amends effective as of the first day of January 2026, and as so amended restates, the Attorney-in-Fact Agreement by and between Porch Insurance Reciprocal Exchange, a Texas reciprocal insurance exchange ("Exchange"), and Porch Risk Management Services LLC, a Texas limited liability company ("AIF"), effective as of January 1, 2025 (the "Effective Date"). The Exchange and AIF may each be referred to individually as a "Party" or collectively as the "Parties."
RECITALS
WHEREAS, as part of an initial application for insurance from the Exchange, each subscriber (each a "Subscriber" and, together, the "Subscribers") will execute and deliver to AIF a Subscriber's Agreement and Power of Attorney (the "Subscriber's Agreement") and, pursuant thereto, will appoint AIF to act as such Subscriber's attorney-in-fact with the authority to exchange reciprocal insurance contracts ( the "Policies") among the Subscribers and to manage and conduct the business of the Exchange, and
WHEREAS, the Exchange and AIF desire to set forth the terms and conditions upon which AIF will accept its appointment as attorney-in-fact for the Subscribers to exchange their Policies and to manage and conduct the business and affairs of the Exchange;
NOW, THEREFORE, in consideration of the mutual covenants and consideration contained in this Agreement and intending to be legally bound hereby, the Exchange and AIF agree as follows:
1.Acceptance of Appointment as Attorney-in-Fact. AIF hereby accepts its appointment as attorney-in-fact pursuant to the Subscriber's Agreement executed by each Subscriber and agrees, as Attorney-in-Fact, to exchange the Policies among the Subscribers as set forth in the Subscriber's Agreement.
2.Management Services. AIF, either directly or indirectly by contracting with a third-party on behalf of the Exchange, shall furnish all senior management, employees and resources necessary to provide the services to the Exchange set forth in the Subscriber's Agreement, including, without limitation, the following services and functions on behalf of the Exchange:
(a)Establish and enforce the terms of the Subscriber's Agreement, and establish and maintain underwriting guidelines, classification plans, rates, and insurance policies, endorsements, applications, binders, and other forms required for the Exchange' s business in accordance with applicable laws and industry standards;
(b)Receive applications for insurance, determine the acceptability of risks in accordance with the underwriting standards established by AIF, and issue policies;
(c)Administer all matters relating to the renewal, nonrenewal, conditional renewal, cancellation, endorsement, or other modifications of existing Policies;
(d)Administer all matters relating to risk management and insurance portfolio management;

(e)Establish and maintain complete and accurate records of all Subscriber's Agreements entered into with Subscribers, all Policies exchanged by AIF on behalf of the Exchange, and all other financial, tax, and business records required of the Exchange by applicable laws and industry standards;
(f)Administer all matters relating to the preparation and filing of reports required by governmental and nongovernmental regulatory and supervisory authorities in accordance with the policies and standards established by AIF;
(g)Collect, maintain and account for all funds received as payments of insurance premiums, contributions to surplus and other receipts, including all funds borrowed by AIF in the name of the Exchange, and the timely deposit of all such funds in a Federal Reserve System member bank or banks in the name of the Exchange m accordance with applicable laws and the policies and procedures established by AIF;
(h)Establish and maintain investment guidelines, invest assets in accordance with applicable laws and industry standards, and work with investment advisors retained by AIF at the expense of the Exchange;
(i)Monitor the Exchange's legal affairs, respond on behalf of the Exchange to policyholder complaints and regulatory inquiries, and oversee the Exchange's participation in guaranty funds, residual market mechanisms, and other mandatory or voluntary insurance organizations;
(j)Develop and implement marketing strategies, including preparation of mailings, advertisements, and content for newsletters, websites, and social media, together with all other promotional and marketing materials;
(k)Obtain access to proprietary customer and home data available to the AIF through its affiliates' business-to-business software-as-a-service channels, and use such data for marketing, sales, underwriting, pricing and risk management purposes;
(l)Recruit, appoint, supervise and terminate managing general agents, general agents, retail agents, brokers, program managers and other distribution partners, including affinity programs and agents, brokers, program managers and distribution partners affiliated with AIF, including without limitation Homeowners of America MGA, Inc. (or its successor), provided, commissions and fees paid to such partners and out-of-pocket costs of such licensing, appointment and termination shall be at the expense of the Exchange;
(m)Determine producer compensation levels, administer payments to and return payments from producers, if applicable, and establish and administer referral and other cross-marketing ventures, all in accordance with applicable laws and industry standards;
(n)Receive proofs of loss, investigate and pay claims on behalf of and at the expense of the Exchange and, in connection therewith, provide, directly or indirectly through one or more third-party claims administrator(s), adequate claims supervision and facilities for the timely processing of all claims, notices and proofs of loss against the Exchange and for the timely investigation and payment of claims, including the employment of claims adjusters, attorneys, experts and others, with all allocated costs, unallocated costs and claim expenses to be paid by the Exchange;
(o)Bring suit on behalf of and defend claims against the Exchange, at the Exchange's expense, in all legal and administrative proceedings deemed necessary, in the Exchange's judgment, to defend the Exchange's rights, including acceptance of service of process on behalf of the Exchange, entering legal appearances on behalf of the Exchange, and the compromise, litigation, defense and settlement of losses and claims
(p)Operate and oversee customer service centers;
(q)Assess and utilize technology and data available from or through its affiliates for customer acquisition, pricing, risk assessment and claims administration;
(r)Develop and maintain all systems and procedures necessary to comply with all applicable insurer anti-fraud requirements and other governmental authorities having jurisdiction over the Exchange;
(s)Establish and monitor loss reserves in accordance with sound insurance and actuarial practices and procedures;
(t)Place assumed and ceded reinsurance and all related security for statement credit, and receive or pay premiums or loss settlements thereon, as the case may be, for the benefit of and at the expense of the Exchange, all in accordance with applicable laws and industry standards;
(u)At AIF's sole discretion, develop Subscriber Savings Accounts ("SSAs") and other Subscriber benefits and awards programs, and, if created, administer the SSAs and Subscriber awards and benefits programs in compliance with guidelines developed and maintained by AIF;
(v)Participate in the Subscribers' Advisory Committee in the manner set forth in the Exchange's Bylaws;
(w)Perform any of the foregoing services and functions on behalf of any subsidiary or other affiliate of the Exchange in accordance with the terms and conditions of any written agreement between the Exchange and such subsidiary or affiliate; and
(x)Take all such other actions as AIF determines to be necessary, advisable or proper in order for AIF to discharge its responsibilities and duties under this Agreement and the Exchange's Declaration of Subscribers, Bylaws and Subscriber's Agreement and Power of Attorney.
3.Management Fee. AIF will be compensated for the management services to be performed by AIF as attorney-in-fact by the payment of attorney-in-fact fees as provided in the Subscriber's Agreement and Power of Attorney (the "Management Fee").
4.Payment of Expenses of the Exchange. The Exchange shall be responsible for the following expenses of the Exchange as set forth in Schedule A: losses, loss adjustment expenses, investment expenses, legal expenses, commissions to agents and brokers, direct out-of-pocket marketing costs, court costs, taxes, assessments, license fees, membership fees, the fees of attorneys, actuaries, accountants and investment and other advisors, governmental fines and penalties, reinsurance premiums and costs, audit fees, guaranty fund assessments, fees related to the startup and formation of the Exchange, and all other costs necessary for the proper and efficient operation of the Exchange not specifically allocated to the AIF in Schedule A. Additionally, AIF may procure, at the expense of the Exchange, directors and officers liability insurance coverages for AIF and the members of the Subscribers' Advisory Committee. AIF is authorized to utilize the funds of the Exchange, or utilize its own funds and be reimbursed by the Exchange, to pay such expenses. Such payments or reimbursements shall not reduce the Management Fee.

5.Intellectual Property. The Exchange acknowledges and agrees that all intellectual property developed by AIF, whether or not developed or utilized in connection with the foregoing functions or otherwise associated with the Exchange's operations, remains the sole and exclusive property of AIF. Such intellectual property includes, without limitation, all predictive models, studies, algorithms, rating plans, software and third-party license rights, Subscriber data acquired in connection with transactions and experiences between the Exchange and its Subscribers (including rights to "expirations"), producer lists and producer premium and experience data, and rights to exclusive use of the "Porch" name, brand, trademarks and service marks. AIF grants to the Exchange a license for the use of such intellectual property for so long as this Agreement remains in effect; in the event this Agreement terminates, AIF grants the Exchange or its statutory successor a limited license to use such intellectual property, but solely to the extent necessary to run-off liabilities to policyholders existing as of the time of termination.
6.Financial Reporting. AIF shall maintain the Exchange's books and records in accordance with the Accounting Practices and Procedures Manual of the National Association of Insurance Commissioners or its successor.
7.Records; Right to Audit. AIF will keep records for the express purpose of recording the nature and details of the management services and financial transactions undertaken for the Exchange pursuant to this Agreement. Except with respect to intellectual property expressly reserved to AIF in Section 5 above, all books and records maintained by AIF pertaining to the management services performed by AIF as attorney-in-fact for the Subscribers pursuant to this Agreement are owned by the Exchange. The Exchange, acting through the Subscribers' Advisory Committee ("SAC"), and any regulatory authority having jurisdiction over the Exchange, will have the right to examine and audit, at the offices of AIF, at all reasonable times, all books and records of the Exchange that pertain to the management services performed by AIF as attorney-in-fact for the Subscribers, pursuant to this Agreement. This right of examination and audit will survive the termination of this Agreement and will remain in effect for as long as either the Exchange or AIF has any rights or obligations under this Agreement, or the period required by applicable law, whichever is longer.
8.Term and Termination. This Agreement shall become effective as of the Effective Date and shall continue in effect until terminated as provided in this Section 8.
(a)Mutual Termination. This Agreement may be terminated at any time by the written mutual agreement of AIF and the Exchange, acting through the SAC.
(b)Termination for Cause. The Exchange, acting through the SAC, may terminate this Agreement at any time if (i) its Texas certificate of authority has been revoked by the Texas Department of Insurance (the "Department") and not reinstated after a period of ninety (90) days following such revocation, (ii) there has been a continued and material failure by AIF to perform or cause to be performed services in accordance with the Subscriber's Agreement and this Agreement, and such failure remains uncured for a period of ninety (90) days following determination that such failure has occurred by a final order of the Department or court of competent jurisdiction, or (iii) the Exchange has been adjudicated as bankrupt or insolvent, or admitted in writing its inability to pay its debts as they mature, or applied for or consented to the appointment of any receiver, trustee, liquidator or similar officer for it or for all or any substantial part of its property, or such receiver, trustee, liquidator or similar officer has been appointed without the application or consent of the Exchange or AIF and such appointment shall continue undischarged for a period of sixty (60) days.

9.Arbitration.
(a)As a condition precedent to any right of action arising under or out of this Agreement, the Parties agree that any and all disputes or differences, including disputes concerning the formation and/or validity of this Agreement, shall be submitted to arbitration before a panel of three arbitrators, each of whom shall be an active or retired disinterested officer of a property and casualty insurance company. One arbitrator shall be chosen by the Exchange, and one arbitrator shall be chosen by AIF. The third arbitrator will be chosen by the other two arbitrators. In the event any Party does not appoint an arbitrator within sixty (60) days after the other Party requests it to do so, or if the two arbitrators selected by the Exchange and AIF fail to agree upon a third arbitrator within thirty (30) days of the appointment of the second arbitrator to be appointed, the arbitrator or arbitrators, as the case may be, will, upon the application of any Party, be appointed by the American Arbitration Association, and the arbitrators will proceed. The decision of the majority of the arbitrators will be final and binding on all Parties. Each Party will bear the expense of its own arbitrator and one-half of the expenses of the third arbitrator and of the arbitration. Arbitration taking place under this section will take place in Dallas County, Texas, unless otherwise agreed by the Parties in writing. The arbitrators shall make a decision and award with regard to the terms of this Agreement and the original intentions of the Parties to the extent reasonably ascertainable. The arbitrators' decision and award shall be in writing and shall state the factual and legal basis for the decision and award. The arbitrators may award interest calculated at a reasonable rate from the date they determine that any amounts due to the prevailing Party should have been paid to the prevailing Party.
(b)Either Party may apply to any court having jurisdiction for an order compelling arbitration or confirming any decision and the award; a judgment of that court shall thereupon be entered on any decision or award. If such an order is issued, the attorneys' fees of the Party so applying and court costs will be paid by the Party against whom confirmation is sought.
(c)Nothing herein shall be construed to prevent any Party from applying to any court having jurisdiction to issue a restraining order or other equitable relief to maintain the "status quo" of the Parties participating in the arbitration pending the decision and award by the arbitrators or to prevent any Party from incurring irreparable harm or damage at any time prior to the decision and award of the Board. The arbitrators shall also have the authority to issue interim decisions or awards.
(d)Notwithstanding any dispute or difference of opinion arising under this Agreement, the Exchange and AIF must fulfill all obligations under the reciprocal insurance contracts exchanged by the Subscribers.
(e)For purposes of this Section 9, the Exchange shall act by and through the SAC.
10.Indemnification.
(a)The Exchange will indemnify, defend and hold harmless AIF and each member, officer, director, employee and agent thereof (each an "Indemnified Party") from and against all claims, losses, damages, liabilities and expenses including, without limitation, settlement costs and any reasonable legal fees and expenses or other expenses for investigating and defending any actions or threatened actions incurred by an Indemnified Party as a result of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Exchange, relating to or arising out of the services provided by AIF hereunder, except to the extent the act or failure to act giving rise to the claim for indemnification is determined by a court to be the direct result of the willful misconduct or gross negligence of the Indemnified Party.
(b)The Exchange will pay expenses incurred by an Indemnified Party in defending any action or proceeding referred to in this Section 10 as they are incurred in such action or proceeding, provided the Exchange receives an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Exchange.
(c)As soon as practicable after receipt by any Indemnified Party of notice of the commencement of any action, suit or proceeding specified in Section IO(a) above ("Action"), such person shall, if a claim may be made against the Exchange under this Section 10, notify the Exchange, by notification in writing to the SAC, of the Action; however, the omission to notify the Exchange will not relieve the Exchange of any liability under this Section 10 unless the Exchange is prejudiced thereby. With respect to any such Action as to which such person notifies the Exchange, the Exchange may participate in the Action at its own expense. The Exchange may, independently or jointly with any other indemnifying party assume the defense of the Action, with counsel selected by the Exchange. Counsel selected by the Exchange shall be reasonably satisfactory to the Indemnified Party. After notice from the Exchange of its election to assume the defense, the Exchange will not be liable to the Indemnified Party under this Section 10 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense of the Action. The Indemnified Party will have the right to hire his or her own counsel in such action, but the fees of such counsel incurred after notice from the Exchange of its assumption of the defense of the Action will be at the expense of the Indemnified Party unless: (i) the employment of counsel by the Indemnified Party shall have been authorized by the Exchange, (ii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Exchange and such person in the conduct of the defense of such proceeding, or (iii) the Exchange did not employ counsel to assume the defense of the Action and the Indemnified Party shall have reasonably concluded that there may be a conflict of interest if indemnification under this Section 10 is not paid or made by the Exchange, or on its behalf, within ninety (90) days after a written claim for indemnification has been received by the Exchange. The Indemnified Party may, at any time thereafter, bring suit against the Exchange to recover the unpaid amount of the claim.
(d)The right to indemnification and the right to advancement of expenses provided in this Section 10 shall be enforceable by such person in any court of competent jurisdiction. The burden of proving that indemnification is not appropriate shall be on the Exchange. Expenses reasonably incurred by such person in connection with successfully establishing the right to indemnification or advancement of expenses, in whole or in part, shall be indemnified by the Exchange. For purposes of this Section 10, the Exchange shall act by and through the SAC.
11.Notices. All notices, requests, demands, claims, and other communications between the Parties concerning the content and purpose of this Agreement shall be sent in writing by personal delivery, fax or by mail, registered or certified, postage pre-paid. Notices shall be addressed to the

Parties as follows or to such other addresses as may be specified by a Party from time to time by like written notice to the other Party:
If to the Exchange:
1400 Corporate Drive, Suite 300
Irving, Texas 75038
If to AIF:
1400 Corporate Drive, Suite 300
Irving, Texas 75038
Notices delivered personally shall be deemed communicated as of actual receipt; faxed notices shall be deemed communicated upon confirmation of having been sent; and mailed notices shall be deemed communicated as of three (3) business days after mailing.

12.Miscellaneous.
(a)This Agreement shall be governed by and construed in accordance with Texas law.
(b)AIF is authorized to contract with others, including affiliates of the AIF, for the performance of the management services it has agreed to provide to the Exchange under this Agreement, provided, however, that AIF will remain responsible to the Exchange for the proper and timely performance of all management services set forth in this Agreement and, provided further, the charges and fees under such contracts shall be borne by the AIF or the Exchange, respectively, in accordance with Section 4 of this Agreement. Additionally, AIF may contract with others, including affiliates of the AIF, for services for which the Exchange has retained responsibility under this Agreement. Such services shall be performed at the expense of the Exchange and AIF is authorized to utilize the funds of the Exchange, or utilize its own funds and be reimbursed by the Exchange, to such expenses. Such payments or reimbursements shall not reduce the Management Fee.
(c)No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.
(d)This Agreement may be amended at any time by an instrument in writing executed by the Parties, subject to any required notice to or approval by any regulatory authority. This Agreement may not be terminated except as provided in Section 8.
(e)This Agreement may not be assigned, in whole or in part, except upon the prior written agreement of the Parties, and subject to any required notice to or approval by any regulatory authority.
(f)This Agreement, together with the Declaration of Subscribers, Subscriber's Agreement and Power of Attorney and Bylaws, constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter of this Agreement.
(g)This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.
(h)The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(i)All words used in this Agreement will be construed to be of such gender or number as the circumstances require.
(j)Whenever possible, each prov1s10n or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
(k) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall be deemed one and the same agreement. Each Party may deliver its signed counterpart of this Agreement to the other Party by means of electronic mail or any other electronic medium utilizing image scan technology, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written by the undersigned thereunto duly authorized.
PORCH INSURANCE RECIPROCAL EXCHANGE

    /s/ Efram Ware
Efram Ware
President, Porch Risk Management Services LLC
Attorney-in-Fact of Porch Insurance Reciprocal Exchange

PORCH RISK MANAGEMENT SERVICES LLC

    /s/ Nathan Smith
Nathan Smith
Chief Accounting Officer and Treasurer

SCHEDULE A

Expenses that are the sole responsibility of the Exchange
1.Allocated loss adjustment expense (calculated in accordance with customary insurance accounting practices)
2.Third-party costs to secure inspections used for underwriting, as well as other data licensing costs related to pricing, underwriting, or other purposes.
3.Direct out-of-pocket expenses for advertising, marketing, promotions or sponsorships (including tickets, trips, travel and entertainment, etc.)
4.Reinsurance premiums and costs including broker fees
5.Premium taxes and excise taxes calculated based on insurance premiums
6.Agency commissions and fees
7.Subscribers Advisory Committee meeting fees and any compensation to SAC members
8.Surplus Note interest expense
9.Investment advisor and management expenses
10.Banking and custodial services fees
11.Fees that are assessed by a Court during adjudication or administrative processes
12.Franchise taxes, income taxes and other taxes based on the revenues or net income of the Exchange
13.Property taxes, value added taxes or any other tax levied on any property owned or expenditures for property of the Exchange
14.Interest and penalties on any taxes for which the Exchange is responsible
15.Guaranty fund assessments
16.Boards, bureaus and rating fees
17.Membership fees and subscriptions for rating bureaus and other organizations required or used to conduct business (includes fees for Demotech, AMBest, or similar ratings)
18.Any other assessments or fees calculated on the basis of written premiums or other revenues of the Exchange or otherwise levied on the property or business of the Exchange
19.External attorneys, actuaries, accountants and investment and other advisors fees
20.Governmental fines and penalties
21.External audit fees including allocated portions of fees charged to Porch Group for GAAP and STAT reporting
22.License fees
23. Insurance premiums for insurance covering the property and operations of the Exchange, including D&O insurance for SAC members; where charged to Porch Group an allocation will be assessed according to revenue
24.Fees related to the startup, formation and expansion of the Exchange including external legal counsel and other advisor fees, and application fees
25.Direct out-of-pocket expenses to support the Reciprocal's growth through partnerships or mergers and acquisitions (M&A)
26.Policy administration system software licenses, implementation, support or development fees
27.Other software licenses that are used for the operation of the reciprocal exchange
28.Printing, mailing and other postage costs
29.Other expenses not directly allocated to the AIF

Expenses that are the sole responsibility of the AIF:
Overhead and administration for the following functional areas:
1.Marketing, sales and product development
2.Producer recruitment and oversight
3.Underwriting and rating
4.Policy issuance and administration
5.Claims expense (other than allocated loss adjustment expense)